EXHIBIT 99

Contact:	F. Robert Woudstra Chief Operating Officer (616) 942-3000	Media Contact:	Ginny Seyferth Seyferth & Associates (616) 776-3511

FOREMOST CORPORATION OF AMERICA TO BE ACQUIRED
BY FARMERS INSURANCE GROUP OF COMPANIES
Sale to Foster Foremost's Growth Plans

GRAND RAPIDS, Michigan--October 19, 1999--Foremost Corporation of America (FOM-NYSE) today announced it has entered into a definitive agreement to be acquired by the insurance exchanges* of the Farmers Insurance Group of Companies for $29.25 per share, or approximately $812 million on a fully diluted basis. According to Richard L. Antonini, Chairman, President and Chief Executive Officer of Foremost, Farmers Group will provide the resources necessary to expand its business.

Today, Foremost is the country's leading writer of mobile home property and casualty insurance, insuring approximately one out of every five mobile homes in the U.S. and is also a leading insurer of recreational vehicles.

Headquartered in Los Angeles, the Farmers exchanges include the third-largest writer of both private passenger automobile and homeowners insurance in the U.S., providing coverage to 16 million customers through 15,000 agents throughout the U.S. Farmers Group, Inc., which manages the Farmers insurance exchanges, is a member of the Zurich Financial Services Group, one of the largest financial services groups in the world with annual sales of $45 billion.

With Farmers' product expertise and claims capabilities, Foremost will be able to offer its agents and customers a wider range of products and to expand domestically into regions previously unserved.

Antonini said, "From a product standpoint, there are tremendous synergies to this acquisition that could translate into impressive premium growth for Foremost for the next several years. With the resources Farmers offers, Foremost will have the option, for instance, to round out our specialty line with coverage for boats, motorcycle and other vehicles. A whole realm of possibility is created by this merger, with the key beneficiaries being our agents, customers and employees.

- more -

Foremost Corporation of America--page 2

"I am very proud of what our management team and employees have built here at Foremost - the quality of our corporate culture, our best practices, our products, our agent and customer service as well as our Kraft Lake facilities," Antonini continued. "Farmers' desire to acquire Foremost is recognition of that fact. But as they are paying a premium for a going concern, we must continue to offer our agents and customers great products complemented by great service. The senior management team will work hard to ensure a smooth integration and provide the continuity in management necessary for Foremost's future success."

Martin D. Feinstein, Farmers Chairman, President and Chief Executive Officer, said "Domestically, Foremost has been and will continue to be the dominant brand name in specialty insurance, and we are looking to build on that. We simply see an opportunity to augment with our resources the business Foremost has built through a solid product offering and excellent agent and customer service. Bringing Foremost's products and expertise to our 15,000 exclusive agents is a tremendous future growth opportunity."

It is expected that the merger will be completed during the first quarter of 2000. The closing is subject to approval by the shareholders of Foremost as well as the standard regulatory and other approvals.

The subsidiaries of Foremost Corporation of America specialize in mobile home, motor home, travel trailer, specialty property and direct-market auto and homeowners insurance. Foremost's insurance subsidiaries have an A+ (superior) rating from A.M. Best and an A (Strong) rating from Standard & Poors. In 1999, for the fifth consecutive year, Foremost Insurance Company was named by Ward Financial Group to its Ward's Top 50, a list of the 50 most financially sound property and casualty insurance companies in the country.

* The insurance exchanges are: Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange.

# # #